Investor Inquiries:
                                                            Gregory C. Thompson
                                                            (440) 329-6111



NEWS RELEASE

INVACARE CORPORATION REPORTS THIRD QUARTER EARNINGS UP SIGNIFICANTLY OVER SECOND QUARTER; UNCERTAINTY OVER RECENT CHANGES TO MEDICARE REIMBURSEMENT POLICY CLOUDS OUTLOOK


ELYRIA, Ohio - (October 26, 2006) - Invacare Corporation (NYSE: IVC) today announced its financial results for the third quarter and nine months ended September 30, 2006.

CONSOLIDATED RESULTS
Earnings per share* for the third quarter were $0.38, excluding the impact of a pre-tax $2.9 million charge related to restructuring activities, versus $0.53 for the third quarter last year, excluding the impact of a pre-tax $2.8 million charge related to restructuring activities. Including the charges, earnings per share were $0.30 for the quarter versus $0.47 last year. Net earnings* for the quarter, excluding the charges related to restructuring activities, were $12.0 million versus $17.2 million for the third quarter last year. Including the charges, net earnings were $9.7 million for the quarter versus $15.3 million last year. The significant improvement in earnings over the second quarter from $0.24 to $0.38, excluding restructing charges, was due to improved gross margins and a lower effective tax rate. Net sales for the quarter decreased 4% to $379.5 million versus $395.3 million last year. Foreign currency translation increased net sales by one percentage point.

The domestic market has become seriously disrupted due to recently announced changes to Medicare reimbursement policies for power wheelchairs and oxygen. The most recent changes announced by the Centers for Medicare and Medicaid Services
(CMS) effective November 15, 2006 impacting Power Mobility Devices (PMD), stipulate that the maximum fees that Medicare will reimburse suppliers for these products will be approximately 35% to 40% less than what they currently receive. If these fees are implemented, access to the medically appropriate PMD and customized mobility solutions designed for the mobility needs of disabled consumers will be dramatically reduced. In addition, the financial viability of a portion of the provider base which is focused in this product line will be compromised. Invacare intends to monitor this situation carefully, and if the new fee schedule is implemented in substantially its current form, the Company will assess the adequacy of its reserves for bad debt based upon its judgment as to how effectively providers will adapt to the changing reimbursement climate. While the Company believes its allowance for doubtful accounts are appropriately stated as of September 30, 2006 based on the current reimbursement levels, there is no way to predict the potential consequences to our provider customers if the new fee schedule is implemented in its present form. In the short-term, this uncertainty has caused providers to reduce their purchases and lower their inventory levels.

The Company's previously announced cost reduction and profit improvement initiatives are on track through the first nine months of the year. However, the revenue volume shortfalls experienced in the first nine months of the year and now forecast for the remainder of the year have reduced the expected benefit of the volume-dependent portion of the cost reduction and profit improvement actions. Restructuring charges year to date totaled $10.0 million pre-tax and related primarily to severance costs and inventory markdowns on discontinued product lines. Since the Company initiated its cost reduction actions in July 2005, it has eliminated approximately 535 positions. In addition, we continue to increase our sourcing of products from Asia and transfer of manufacturing to our facilities in China.

Gross margin as a percentage of net sales for the third quarter was down by 0.6 of a percentage point compared to last year's third quarter. However, as a result of continuing cost reduction initiatives, improved by 0.9 percentage points when compared to this year's second quarter. Selling, general and administrative expense (SG&A expense) was $88.8 million compared to $86.6 million in the third quarter last year. Foreign currency increased SG&A by one percentage point while acquisitions did not impact SG&A. SG&A spending in the third quarter is flat compared to the second quarter of 2006. Results for the quarter were negatively impacted by increased interest expense due to increases in interest rates, but benefited from a reduced effective tax rate.

Earnings per share* for the first nine months of this year were $0.85 compared to $1.34 last year, excluding the impact of pre-tax charges. Including the charge, earnings per share were $0.62 for the first nine months compared to $1.29 for the first nine months of 2005. Net earnings*, excluding the charge related to restructuring activities, were $27.4 million versus $43.7 million last year. Including the charge, net earnings for the first nine months were $19.9 million compared to $41.8 million in the same period a year ago.

Net sales for the first nine months of the year decreased 4% to $1.1 billion versus $1.2 billion last year. Acquisitions contributed one percentage point to net sales, while foreign currency translation resulted in a decrease of one percentage point.

A. Malachi Mixon, III, chairman and chief executive officer, stated, "We are pleased that in the face of some pricing pressure, we were able to generate improved gross margins as a result of our cost-reduction initiatives. Our U.S. business was beginning to develop some positive momentum in July and August before several adverse governmental announcements again destabilized the Medicare market and created new uncertainties for our customer base:

     1) The Office of Inspector General (OIG) issued a report in September dealing with oxygen reimbursement levels which we believe was misleading as it did not consider that 78% of provider costs relate to performance of services and only 22% are for equipment costs. This report led Senator Grassley to call for another reduction in the capped rental period for oxygen therapy from 36 months, which was just enacted earlier this year, to 13 months;

     2)   CMS issued new documentation  standards for physicians  requiring them
          to  provide   significant  and  onerous  levels  of  documentation  to
          providers for power wheelchair reimbursement; and

     3) CMS published new motorized wheelchair reimbursement guidelines at rates 35% to 40% below current levels.

While Invacare and the industry are attempting to achieve corrections to these flawed proposals, our provider customers are frightened and concerned about the future viability of their businesses. They are more aggressively refurbishing used equipment and purchasing only equipment that is absolutely necessary.
Providers are also hesitant to make investments in exciting new ambulatory oxygen systems, such as HomeFill(TM), because the investments cannot be recovered should the capped rental period actually be reduced to 13 months. In addition, the rate of physician approvals on power wheelchairs has fallen as physicians balk at the necessity to spend significantly more time responding to provider requests for increased documentation to prove medical need. The industry is currently caught in a major web of reimbursement uncertainties and disabled consumers are not getting the products they need. As an industry leader, we will continue to work hard to help educate our government about the benefits of homecare and to bring the numerous reimbursement challenges to a satisfactory conclusion."

Mixon continued, "Our businesses that are not impacted by Medicare reimbursement turned in strong and improving results for the quarter. European profitability improved 14% over the prior year, excluding restructuring charges, resulting from sales growth and benefits from the early phases of Invacare Europe's multi-year cost reduction initiatives which are expected to develop an even stronger platform for future profitable growth. The Continuing Care Group and the Supplies business line also had strong revenue increases for the quarter."

NORTH AMERICA
For the quarter, North American net sales decreased 5% to $248.3 million versus $260.5 million last year. Foreign currency accounted for an increase of less than one percentage point, while acquisitions did not impact results for the quarter.

Respiratory Products sales decreased 15% for the quarter, largely due to slower demand in the HomeFill oxygen system product line. Sales to small providers and independents declined 34% in the quarter. While the Company's proprietary technology continues to build share in the ambulatory oxygen market, providers have slowed purchases of HomeFill until they have a clearer view of future oxygen reimbursement levels. The Deficit Reduction Act passed earlier this year included the enactment of a 36-month capped rental period as compared to previously uncapped oxygen payments. In September, the OIG issued a study suggesting $3.2 billion in savings over five years from a further reduction to a 13-month capped rental period. The uncertainty created by these announcements continues to negatively impact the oxygen market, particularly those providers considering changing to the HomeFill oxygen system.

Sales of the Rehab  Products  line  decreased  9%, due  primarily  to  continued
Medicare and Medicaid related reimbursement issues. Sales of consumer power wheelchairs were down 17% and custom power sales were down 12% and continue to be acutely impacted by these same reimbursement issues.

Sales of Standard Products decreased by 4% for the quarter versus last year, with particular weakness in patient aids (canes, walkers, bath aids) due to low-cost Asian imports negatively impacting volumes. Unit volumes compared to prior year are stable to improved in many categories, excluding patient aids, with sales declines as a result of lower average sales prices. Standard Products revenues improved sequentially over the first and second quarters, by 5% and 2% respectively, as a result of pricing and product line adjustments, which have been facilitated by the acceleration of our Asian sourcing program.

Distributed product sales increased 3% as a result of growth in sales to the retail sector and continuing increases in revenues from Invacare branded product for the quarter. Invacare Continuing Care Group sales increased by 7% for the quarter due to refinements to the channel strategy and sales investments resulting in increased unit volumes in its core bed products along with increases in other offerings such as bathing products and an injury reduction program for long-term caregivers.

For the quarter, earnings before income taxes decreased to $7.7 million versus $19.3 million last year, excluding restructuring charges of $1.9 million pretax and $2.2 million pretax, respectively, largely due to weakness in the Rehab and Respiratory Products lines and ongoing pricing pressures in the standard products line.

For the first nine months of the year, North American net sales decreased 3% to $748.4 million versus $774.7 million last year. Foreign currency and acquisitions each added less than a percentage point to net sales. Earnings before income taxes decreased to $30.3 million versus $59.8 million last year, excluding restructuring charges of $6.8 million pre-tax and $2.2 million pre-tax, respectively.

EUROPE
For the quarter, European net sales increased 2% to $113.9 million versus $111.9 million last year. Foreign currency accounted for four percentage points of the net sales increase, while acquisitions did not impact results for the quarter. Reimbursement challenges continue to impact our German business in the Invacare wheelchair product lines though these pressures have significantly moderated. This decline was partially offset by strong performance in a number of other countries. For the quarter, earnings before income taxes were $12.3 million compared to $10.8 million last year, excluding restructuring charges of $.8 million pre-tax and $.3 million pre-tax, respectively.

For the first nine months of this year, European net sales decreased 3% to $314.1 million versus $324.3 million last year. Foreign currency accounted for three percentage points of the net sales decrease, while acquisitions added one percentage point. Earnings before income taxes increased to $23.4 million versus $22.0 million last year, excluding restructuring charges of $2.3 million pre-tax and $.3 million pre-tax, respectively.

ASIA/PACIFIC
For the quarter, Asia/Pacific net sales decreased 25% to $17.3 million versus $22.9 million last year. Foreign currency accounted for three percentage points of the net sales decrease, while acquisitions did not impact results for the quarter. Excluding intersegment activity for the quarter, the segment recognized a loss before income taxes of $1.9 million, excluding restructuring charges of $.2 million pre-tax, versus a loss of $.5 million last year, excluding restructuring charges of $0.3 million pre-tax. Performance in this region continues to be negatively impacted by U.S. reimbursement uncertainty in the consumer power wheelchair market, resulting in decreased sales of microprocessor controllers by Invacare's New Zealand subsidiary.

For the first nine months of this year, Asia/Pacific net sales decreased 21% to $50.4 million versus $63.4 million last year. Foreign currency accounted for five percentage points of the net sales decrease, while acquisitions contributed less than one percentage point. The loss before income taxes increased to $4.5 million versus $4.0 million last year, excluding restructuring charges of $.9 million pre-tax and $.3 million pre-tax, respectively.

FINANCIAL CONDITION
At the end of the third quarter, total debt outstanding was $471.6 million, bringing debt-to-total-capitalization to 36.5%, an improvement over both the last quarter and the end of last year ratios of 38.3% and 41.7%, respectively. Days sales outstanding (DSO) were 67 days, versus 63 days a year ago. DSOs improved by one day compared to the end of the prior year, despite a slow down in payments by some providers due to a payment hold implemented by CMS in the last 9 days of September. Inventory turns were 4.5 versus 4.7 in the same period last year and equal to turns at the end of last year. The Company generated $9.2 million of free cash flow** in the quarter and $29.5 million year to date. Free cash flow is defined as net cash provided by operating activities, excluding cash related restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment.

OUTLOOK
The recent reimbursement changes and uncertainties affecting the core North American home medical equipment businesses make forecasting the remainder of 2006 difficult. Aside from the revenue slowdown, the Medicare changes are so dramatic that if they are implemented in their current form there will be customers who will not be able to change their infrastructure quickly enough to survive. As the industry's largest creditor, the Company would certainly encounter increased bankruptcies in its customer base if there are no meaningful adjustments to these Medicare changes.

As a result of these conditions, the Company is lowering its full year earnings per share guidance to between $1.10 and $1.25, excluding restructuring charges, versus $1.45 to $1.65 previously. This guidance excludes the impact of any one-time credit risks that arise resulting from the significant reduction in PMD reimbursement levels. In addition, the Company undertakes its annual impairment test of goodwill and intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, in the fourth quarter of each year. As a result of the reduced earnings guidance and one-time credit risks, there is the potential for an impairment charge related to these assets. The Company will complete this analysis during the fourth quarter. The impact of this potential impairment charge is excluded from the guidance. The net sales change for the year is expected to be between negative 2% and negative 4%. This new guidance excludes any impact from foreign currency and acquisitions.

This earnings per share range includes the impact from the stock option accounting Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment ("SFAS 123R") issued by the Financial Accounting Standards Board. The impact of SFAS 123R on earnings per share for 2006 is estimated to be $0.03.

The Company anticipates its free cash flow** for the year will be between $35 million and $45 million, down from our previous guidance of $40 to $55 million. This outlook is subject to the impact from the previously mentioned PMD fee reductions and related one-time credit risks.

Commenting on the Company's anticipated results, Mixon said, "In light of these reimbursement changes, we have already begun to aggressively plan for further adjustments to our manufacturing strategy and rationalization of our product offerings. We will undertake additional restructuring initiatives to adjust our costs and expenses and product assortments within the Medicare environment to mitigate the adverse consequences from these changes. Our previously communicated initiatives as follows continue on track:

     >>   Shifting   substantial   resources   from   product   development   to
          manufacturing cost reduction activities, engineered product cost reductions and product rationalization;

     >>   Manufacturing   cost   reduction    activities   including   headcount
          reductions;

     >> Transferring additional manufacturing to China and increasing the Asian sourcing of products. We expect the total cost of products coming from Asia to exceed $200 million in 2006, an increase of over 40% compared to 2005; and

     >> Continue to cost reduce the design and engineering of our products to address the reimbursement and pricing realities.

While it is clear that the published reimbursement changes hurt access to mobility for the disabled community and access to enhanced ambulatory oxygen therapy, there can be no certainty as to whether or when changes will occur. However, we will aggressively initiate further cost reductions and also work with providers to assist them in adjusting their business models for success under the changing reimbursement environment. The industry has never been more energized and coordinated to bring these reimbursement challenges to a favorable conclusion for providers and consumers.

In addition to these actions, the Company is progressing on its global manufacturing and distribution strategy to exit a number of manufacturing and distribution locations and reduce costs by $30 million annually by 2008."

Mixon went on to state, "As a result of the unstable reimbursement environment created by our government, external sales forecasting is meaningless. We will not attempt to make a public forecast for 2007 until 1) future oxygen and motorized wheelchair reimbursement is further understood and 2) November elections results are known and the new Congressional legislative agenda is communicated."

Mixon concluded, "Our international businesses not impacted by U.S. Medicare reimbursement continue to perform well and build a solid and strengthening platform for future growth. We will plan to continue to invest in them. Amidst all these reimbursement challenges, we continue to improve our competitive cost positioning, product offerings and quality. As a result of our presence in the industry, we are positioned well to work with providers in the U.S. as they are forced to remake their business models in light of the reimbursement changes. The underlying need by consumers for our products remains and will continue to grow. While there will be short-term challenges implementing these changes, we are confident that we will emerge in an even stronger position."

*All references to financial measures that exclude the impact of the restructuring charges are non-GAAP financial measures and are reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Free Cash Flow reconciliation in this press release.

**Free cash flow is a non-GAAP financial measure, which is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Balance Sheets in this press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 5,900 associates and markets its products in 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "forecast", "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: pricing pressures, the success of the Company's ongoing efforts to reduce costs, increasing raw material costs, the consolidations of health care customers and competitors, government budgetary and reimbursement issues at both the federal and state level (including those that affect the sales of and margins on product, along with the viability of customers),provider credit risks and possible goodwill impairment arising out of announced reimbursement changes, the ongoing implementation of the Company's North American enterprise resource planning system, the ability to develop and sell new products with higher functionality and lower costs, the effect of offering customers competitive financing terms, the ability to successfully identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions, the orderly completion of facility consolidations, the vagaries of any litigation or regulatory investigations that the Company may be or become involved in at any time, the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions, foreign currency and interest rate risks,

Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements or other information contained herein.


                                       ###

                                                     INVACARE CORPORATION AND SUBSIDIARIES
                                           CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)


                                                                      Three Months Ended             Nine Months Ended
                                                                         September 30,                  September 30,
(In thousands, except per share data)                                 2006           2005            2006           2005
------------------------------------------------------------------------------------------------------------------------
Net sales                                                         $379,462       $395,270       $1,112,930    $1,162,481
Cost of products sold                                              267,925*       276,583          793,554*      820,666
                                                                  --------       --------         --------      --------
     Gross profit                                                  111,537        118,687          319,376       341,815
Selling, general and administrative expense                         88,844         86,631          261,798       260,086
Charge related to restructuring activities                           2,356          2,760            8,353         2,760
Interest expense - net                                               8,144          6,804           22,747        17,629
                                                                    ------         ------           ------        ------
     Earnings before income taxes                                   12,193         22,492           26,478        61,340
Income taxes                                                         2,500          7,175            6,625        19,570
                                                                    ------         ------           ------        ------
Net earnings                                                       $ 9,693        $15,317          $19,853       $41,770
                                                                   =======        =======          =======       =======

Net earnings per share - basic                                       $0.31          $0.48            $0.63         $1.33
                                                                   =======        =======          =======       =======
Weighted average shares outstanding - basic                         31,813         31,632           31,778        31,515
                                                                   =======        =======          =======       =======

Net earnings per share - assuming dilution                           $0.30          $0.47            $0.62         $1.29
                                                                   =======        =======          =======       =======
Weighted average shares outstanding - assuming dilution             31,890         32,450           32,083        32,505
                                                                   =======        =======          =======       =======

*    Cost  of  products  sold  includes  inventory   markdowns   resulting  from
     restructuring of $572 for the three month period ending September 30, 2006 and $1,644 for the nine-month period ending September 30, 2006.

Business Segments - The Company operates in three primary business segments based on geographical area: North America, Europe and Asia/Pacific. The three reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $27,809,000 and $76,655,000 for the three and nine months ended September 30, 2006 and $23,882,000 and $73,314,000 for the same periods a year ago.

The information by segment is as follows:


                                                                      Three Months Ended             Nine Months Ended
                                                                         September 30,                  September 30,
(In thousands)                                                        2006           2005            2006           2005
------------------------------------------------------------------------------------------------------------------------
Revenues from external customers
     North America                                                $248,294       $260,448        $748,375       $774,716
     Europe                                                        113,908        111,909         314,141        324,331
     Asia/Pacific                                                   17,260         22,913          50,414         63,434
                                                                  --------       --------      ----------     ----------
     Consolidated                                                 $379,462       $395,270      $1,112,930     $1,162,481
                                                                  ========       ========       =========      =========
Earnings (loss) before income taxes
     North America                                                $  5,798       $ 17,042        $ 23,557       $ 57,546
     Europe                                                         11,433         10,548          21,066         21,789
     Asia/Pacific                                                   (2,061)          (815)         (5,426)        (4,346)
     All Other                                                      (2,977)        (4,283)        (12,719)       (13,649)
                                                                   -------        -------         -------        -------
     Consolidated                                                 $ 12,193       $ 22,492        $ 26,478       $ 61,340
                                                                  ========       ========        ========       ========

Restructuring charges before income taxes
     North America                                                $  1,914        $ 2,211        $  6,779       $  2,211
     Europe                                                            848            252           2,286            252
     Asia/Pacific                                                      166            297             932            297
     All Other                                                           -              -               -              -
                                                                   -------        -------         -------        -------
     Consolidated                                                 $  2,928        $ 2,760        $  9,997       $  2,760
                                                                  ========       ========        ========       ========

Earnings (loss) before income taxes excluding
restructuring charges
     North America                                                $  7,712       $ 19,253        $ 30,336       $ 59,757
     Europe                                                         12,281         10,800          23,352         22,041
     Asia/Pacific                                                   (1,895)          (518)         (4,494)        (4,049)
     All Other                                                      (2,977)        (4,283)        (12,719)       (13,649)
                                                                   -------        -------         -------        -------
     Consolidated                                                 $ 15,121       $ 25,252        $ 36,475       $ 64,100
                                                                  ========       ========        ========       ========

All other consists of unallocated corporate selling, general and administrative expense and inter-company profits, which do not meet the quantitative criteria for determining reportable segments.

                                          INVACARE CORPORATION AND SUBSIDIARIES
                                          CONDENSED CONSOLIDATED BALANCE SHEETS

                                                         September 30, 2006   December 31, 2005        September 30, 2005
(In thousands)                                                  (unaudited)                                   (unaudited)
----------------------------------------------------- ---------------------- --------------------- -----------------------
Current Assets
Cash, cash equivalents and marketable securities                   $  9,503              $ 25,876                  $5,437
Trade receivables - net                                             281,885               287,955                 287,497
Inventories - net                                                   200,394               176,925                 194,579
Deferred income taxes and other current assets                       99,871               103,710                  96,879
                                                                     ------               -------                  ------
     Total Current Assets                                           591,653               594,466                 584,392

Other Assets                                                        175,797               155,227                 160,902
Plant and equipment - net                                           174,124               176,206                 180,746
Goodwill                                                            758,702               720,873                 737,157
                                                                    -------               -------                 -------
     Total Assets                                                $1,700,276            $1,646,772              $1,663,197
                                                                 ==========            ==========              ==========

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable                                                   $172,983              $133,106                $153,362
Accrued expenses                                                    141,388               130,033                 133,058
Accrued income taxes                                                  4,994                13,340                   7,060
Short-term debt and current maturities of long-term
debt                                                                 78,685                80,228                  77,132
                                                                     ------                ------                  ------
     Total Current Liabilities                                      398,050               356,707                 370,612

Long-Term Debt                                                      392,909               457,753                 449,016
Other Long-Term obligations                                          89,780                79,624                  76,377

Shareholders' Equity                                                819,537               752,688                 767,192
                                                                    -------               -------                 -------
     Total Liabilities and Shareholders' Equity                  $1,700,276            $1,646,772              $1,663,197
                                                                 ==========            ==========              ==========

                                   INVACARE CORPORATION AND SUBSIDIARIES
                                  RECONCILIATION FROM NET CASH PROVIDED BY
                              OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)


                                                                      Three Months Ended             Nine Months Ended
                                                                         September 30,                  September 30,
(In thousands)                                                        2006           2005            2006           2005
------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                      $12,468        $33,612         $37,281        $63,123
    Plus:
    Net cash impact related to restructuring                         2,460            335           7,707            335
    activities
    Less:
    Purchases of property and equipment, net                        (5,763)        (8,541)        (15,489)       (19,413)
                                                                   -------        -------         -------        -------
    Free Cash Flow                                                $  9,165        $25,406         $29,499        $44,045
                                                                   =======        =======         =======        =======

Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, excluding net cash impact related to restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).



                      INVACARE CORPORATION AND SUBSIDIARIES
 RECONCILIATION FROM NET EARNINGS AND DILUTED EARNINGS PER SHARE TO NET EARNINGS AND DILUTED EARNINGS PER SHARE EXCLUDING CHARGE
                 RELATED TO RESTRUCTURING ACTIVITIES (UNAUDITED)


                                                                      Three Months Ended             Nine Months Ended
                                                                         September 30,                  September 30,
(In thousands)                                                        2006          2005             2006           2005
------------------------------------------------------------------------------------------------------------------------
Net earnings                                                       $ 9,693       $15,317          $19,853       $41,770
Plus:
Inventory markdowns related to restructuring included in cost of
products sold - after tax                                              455             -            1,233             -
Charge related to restructuring activities - after tax               1,873         1,880            6,265         1,880
                                                                   -------       -------          -------       -------
Total charge related to restructuring activities - after tax       $ 2,328       $ 1,880          $ 7,498       $ 1,880
                                                                   -------       -------          -------       -------

Net earnings excluding charge related to restructuring activities  $12,021       $17,197          $27,351       $43,650
                                                                   =======       =======          =======       =======

Weighted average shares outstanding - assuming dilution             31,890        32,450           32,083        32,505
Net earnings per share excluding charge related to restructuring
activities - assuming dilution                                       $0.38         $0.53            $0.85         $1.34
                                                                   =======       =======          =======       =======

Inventory markdowns related to restructuring included in cost of
products sold                                                      $   572       $     -         $  1,644       $     -
Charge related to restructuring activities                           2,356         2,760            8,353         2,760
                                                                  --------       -------          -------       -------
Total charge related to restructuring activities                   $ 2,928       $ 2,760         $  9,997       $ 2,760

Tax rate related to charge                                           20.5%         31.9%            25.0%         31.9%
Charge related to restructuring activities - after tax             $ 2,328       $ 1,880         $  7,498       $ 1,880
                                                                   =======       =======          =======       =======